Exhibit 99.1

FOR IMMEDIATE RELEASE
July 23, 2015

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Second Quarter 2015 Earnings

Highlights

•
Net income of $21.9 million with diluted earnings per share of $0.38, net of a reduction in net income of $3.4 million, or $.06 per diluted share, associated with acquisition-related expenses and FDIC acquired loan accounting

•	New loan production for the quarter of over $280 million

•	Nonperforming assets to period end assets reduced to 0.54%, a decrease of 8 basis points from year end 2014 and a decrease of 11 basis points from March 31, 2015

•	Core system conversion of Intermountain completed during the quarter

•	Named 2015 Best of the South Sound and Top Places to Work by the Business Examiner

•	Named one of “Washington’s Best Workplaces” 2015 by the Puget Sound Business Journal

TACOMA, Washington, July 23, 2015 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB) (“Columbia”) said today upon the release of Columbia’s second quarter 2015 earnings, “We accomplished a lot this quarter, generating solid financial performance, especially in light of the after tax impact to earnings of $3.4 million, or $0.06 per diluted share, resulting from acquisition-related expense and FDIC acquired loan accounting. Despite intense competition, our bankers continue to expand existing and source new relationships. Their production of over $280 million in new loans represents our second highest quarterly total ever.”

Ms. Dressel continued, “We completed the core operating system conversion for our latest acquisition during the quarter and are nearing the end of the integration process. The successful conversion was the result of the outstanding efforts of everyone involved to ensure there was minimal disruption to our customers and new team members.”
Significant Influences on the Quarter Ended June 30, 2015
Balance Sheet
Loans were $5.61 billion at June 30, 2015, up $161.0 million from March 31, 2015 due to robust originations during the current quarter. Securities were $1.93 billion at June 30, 2015, a decrease of $113.9 million, or 6% from $2.04 billion at March 31, 2015 primarily due to the reinvestment of cash flows into originated loans. Total deposits at June 30, 2015 were $7.04 billion, a decrease of $30.6 million from $7.07 billion at March 31, 2015. Core deposits were $6.74 billion at June 30, 2015, a decrease of $33.8 million from March 31, 2015. The average rate on interest-bearing deposits and total deposits for the quarter was 0.08% and 0.04%, respectively, compared to 0.07% and 0.04% for the first quarter of 2015.
Asset Quality
At June 30, 2015, nonperforming assets to total assets were 0.54% compared to 0.65% at March 31, 2015. Total nonperforming assets decreased $8.8 million due to a $6.1 million reduction in nonaccrual loans and a $2.7 million decline in other real estate owned due to sales activity during the current quarter.

The following table sets forth information regarding nonaccrual loans and total nonperforming assets:

	June 30, 2015	March 31, 2015	December 31, 2014
	(in thousands)
Nonaccrual loans:
Commercial business	$13,539	$17,429	$16,799
Real estate:
One-to-four family residential	4,193	4,429	2,822
Commercial and multifamily residential	3,809	4,498	7,847
Total real estate	8,002	8,927	10,669
Real estate construction:
One-to-four family residential	1,937	2,134	465
Commercial and multifamily residential	469	470	480
Total real estate construction	2,406	2,604	945
Consumer	1,799	2,868	2,939
Total nonaccrual loans	25,746	31,828	31,352
Other real estate owned and other personal property owned	20,665	23,347	22,225
Total nonperforming assets	$46,411	$55,175	$53,577

The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL"):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
	(in thousands)
Beginning balance	$70,234	$70,571	$69,569	$72,454
Charge-offs:
Commercial business	(2,086)	(1,717)	(3,512)	(1,950)
One-to-four family residential real estate	(289)	—	(297)	(207)
Commercial and multifamily residential real estate	(43)	(1,963)	(43)	(2,986)
Consumer	(319)	(909)	(1,210)	(1,636)
Purchased credit impaired (1)	(2,876)	(3,842)	(6,976)	(8,115)
Total charge-offs	(5,613)	(8,431)	(12,038)	(14,894)
Recoveries:
Commercial business	209	1,712	827	2,202
One-to-four family residential real estate	15	12	27	40
Commercial and multifamily residential real estate	20	537	3,281	576
One-to-four family residential real estate construction	8	442	36	484
Commercial and multifamily residential real estate construction	2	—	5	—
Consumer	137	338	410	591
Purchased credit impaired (1)	2,043	1,997	3,729	3,803
Total recoveries	2,434	5,038	8,315	7,696
Net charge-offs	(3,179)	(3,393)	(3,723)	(7,198)
Provision for loan and lease losses (1)	2,202	2,117	3,411	4,039
Ending balance	$69,257	$69,295	$69,257	$69,295
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to including charge-off, recovery, and provision activity related to the purchased credit impaired loan portfolio.
The allowance for loan losses to period end loans was 1.23% at June 30, 2015 compared to 1.29% at March 31, 2015. Excluding acquired loans, the allowance at June 30, 2015 represented 1.17% of originated loans, unchanged from March 31, 2015. The allowance to loans, excluding acquired loans, is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of the allowance for loan losses to period end loans, excluding acquired loans.
For the second quarter of 2015, Columbia recorded a net provision for loan and lease losses of $2.2 million compared to a net provision of $2.1 million for the comparable quarter last year. The net provision for loan and lease losses recorded during the current quarter was primarily driven by the net charge-offs recorded during the quarter and growth in the loan portfolio, partially offset by improving asset quality metrics.

Net Interest Margin (“NIM”)
Columbia’s net interest margin (tax equivalent) of 4.41% for the second quarter of 2015 increased 2 basis points from 4.39% for the first quarter of 2015. Compared to the second quarter of 2014, Columbia’s net interest margin decreased 45 basis points from 4.86%, primarily due to lower incremental accretion on acquired loans, which was $11.3 million for the prior year quarter, compared to $7.3 million for the current quarter. Columbia’s operating net interest margin (tax equivalent)(1) was 4.17% for the second quarter of 2015, relatively flat compared to 4.18% for the first quarter of 2015 and down 10 basis points compared to 4.27% for the second quarter of 2014 due as a result of the continuing low interest rate environment.
The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(dollars in thousands)
Incremental accretion income due to:
FDIC purchased credit impaired loans	$2,367	$5,734	$4,814	$12,223
Other FDIC acquired loans	15	95	132	299
Other acquired loans	4,889	5,481	9,823	11,096
Incremental accretion income	$7,271	$11,310	$14,769	$23,618

Net interest margin (tax equivalent)	4.41%	4.86%	4.40%	4.86%
Operating net interest margin (tax equivalent) (1)	4.17%	4.27%	4.18%	4.23%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia’s FDIC acquired loan portfolios:

FDIC Acquired Loan Accounting

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Incremental accretion income on FDIC purchased credit impaired loans	$2,367	$5,734	$4,814	$12,223
Incremental accretion income on other FDIC acquired loans	15	95	132	299
Provision for losses on FDIC purchased credit impaired loans	(476)	(1,517)	(3,085)	(3,939)
Change in FDIC loss-sharing asset	(1,494)	(5,050)	(1,344)	(9,869)
FDIC clawback liability recovery (expense)	30	103	7	(101)
Pre-tax earnings impact	$442	$(635)	$524	$(1,387)
The incremental accretion income on FDIC purchased credit impaired loans represents the amount of income recorded above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At June 30, 2015, the accretable yield on purchased credit impaired loans was $67.3 million. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.
The $1.5 million change in the FDIC loss-sharing asset in the current quarter reduced noninterest income and consisted primarily of $1.4 million in amortization expense. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format in the section titled “Noninterest Income” in the following pages.
Second Quarter 2015 Results
Net Interest Income
Net interest income for the second quarter of 2015 was $81.0 million, an increase of $646 thousand compared to the first quarter of 2015. This increase was primarily due to higher average loan balances in the current quarter. Compared to the second quarter of 2014, net interest income increased by $5.9 million from $75.1 million. The increase from the prior year period is due to the combination of acquired loans and securities from the acquisition of Intermountain Community Bancorp (“Intermountain”) and organic loan growth, partially offset by a decline in incremental accretion income. For additional information regarding net interest income, see the “Average Balances and Rates” table.
Noninterest Income
Total noninterest income was $21.5 million for the second quarter of 2015, a decrease of $1.3 million compared to $22.8 million for the first quarter of 2015. The linked quarter decline was primarily due to a $1.6 million negative variance related to the change in FDIC loss-sharing asset. For the prior quarter, the change in FDIC loss-sharing asset was a net benefit of $150 thousand, compared to a net expense in the current quarter of $1.5 million. The net benefit in the linked quarter was due to increases in the asset resulting from loan impairment and OREO write-down activity. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format below. Also contributing to the linked quarter decrease in noninterest income was a reduction in investment securities gains, which were $378 thousand lower in the current quarter than in the first quarter of 2015. These decreases were partially offset by a $1.0 million increase in service charges and other fees compared to the first quarter of 2015.
Compared to the second quarter of 2014, noninterest income increased by $6.8 million. The increase from the prior year period was due to both a $2.1 million increase in service charges and other fees and the change in FDIC loss-sharing asset which was a net expense of $1.5 million in the current quarter compared to an expense of $5.1 million in the second quarter of 2014. The growth in service charges and other fees resulted primarily from the increased customer base from the acquisition of Intermountain.

The change in the FDIC loss-sharing asset has been a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
Adjustments reflected in income
Amortization, net	(1,376)	(5,764)	(3,670)	(12,216)
Loan impairment	1	1,214	1,532	3,151
Sale of other real estate	(208)	(965)	(627)	(1,721)
Write-downs of other real estate	52	276	1,124	792
Other	37	189	297	125
Change in FDIC loss-sharing asset	$(1,494)	$(5,050)	$(1,344)	$(9,869)
Noninterest Expense
Total noninterest expense for the second quarter of 2015 was $68.5 million, an increase of $1.7 million compared to $66.7 million for the first quarter of 2015. This increase was driven by higher acquisition-related expenses in the current quarter of $5.6 million compared to $3.0 million for the first quarter of 2015. After taking into account the acquisition-related expenses, ongoing noninterest expense for the current quarter was $932 thousand lower than the first quarter of 2015 on the same basis. Clint Stein, Columbia’s Executive Vice President and Chief Financial Officer stated, “With the Intermountain core system conversion behind us, the added costs associated with running multiple platforms has subsided and we have started to more fully realize the resulting efficiency in our expense numbers.”
Compared to the second quarter of 2014, noninterest expense increased $10.7 million, or 19% from $57.8 million, due to the $5.0 million increase in acquisition-related expenses as well as additional ongoing expense resulting from the Intermountain acquisition, partially offset by the $563 thousand benefit recorded in the current quarter related to OREO compared to a benefit of only $97 thousand recorded during the second quarter of 2014.

Organizational Update

Melanie Dressel commented, “We were delighted that Columbia Bank was recently voted the “Best Large Business” 2015 by readers of South Sound Magazine during their annual poll. We were also named one of “Washington’s Best Workplaces” 2015 by the Puget Sound Business Journal for the ninth consecutive year. These awards are a true testament to our wonderful employees and their dedication to customer service. I was also very pleased and proud when Clint Stein was named a Puget Sound Business Journal CFO of the year. The award celebrates financial executives in Washington whose leadership, guidance and knowledge contribute greatly to the success of their companies. Clint is certainly very deserving of the honor.”
Conference Call Information
Columbia’s management will discuss the second quarter 2015 results on a conference call scheduled for Thursday, July 23, 2015 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #22782056.

A conference call replay will be available from approximately 4:00 p.m. PDT on July 23, 2015 through midnight PDT on July 30, 2015. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #22782056.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with over 150 branches throughout Washington, Oregon and Idaho. Columbia ranked 17th best on the 2015 Forbes list of best banks in the country, as well as ranking the best in Washington and second in the Pacific Northwest for the fourth year in a row.

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,”

“intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Six Months Ended
Unaudited	June 30,				June 30,
	2015		2014		2015		2014
Earnings	(dollars in thousands except per share amounts)
Net interest income	$81,010		$75,124		$161,374		$149,064
Provision for loan and lease losses	$2,202		$2,117		$3,411		$4,039
Noninterest income	$21,462		$14,627		$44,229		$28,635
Noninterest expense	$68,471		$57,764		$135,205		$115,150
Acquisition-related expense (included in noninterest expense)	$5,643		$672		$8,617		$1,638
Net income	$21,946		$21,227		$46,307		$41,071
Per Common Share
Earnings (basic)	$0.38		$0.40		$0.80		$0.79
Earnings (diluted)	$0.38		$0.40		$0.80		$0.77
Book value	$21.38		$20.71		$21.38		$20.71
Averages
Total assets	$8,532,173		$7,229,187		$8,519,047		$7,186,709
Interest-earning assets	$7,560,288		$6,339,102		$7,544,750		$6,292,157
Loans	$5,542,489		$4,646,356		$5,479,067		$4,592,033
Securities, including Federal Home Loan Bank stock	$1,976,959		$1,645,993		$2,022,629		$1,664,081
Deposits	$6,978,472		$5,968,881		$6,953,254		$5,935,544
Interest-bearing deposits	$3,753,101		$3,807,710		$3,954,179		$3,790,137
Interest-bearing liabilities	$3,961,013		$3,901,016		$4,177,057		$3,884,628
Noninterest-bearing deposits	$3,225,371		$2,161,171		$2,999,075		$2,145,407
Shareholders' equity	$1,247,887		$1,084,927		$1,244,389		$1,076,189
Financial Ratios
Return on average assets	1.03%		1.17%		1.09%		1.14%
Return on average common equity	7.04%		7.83%		7.45%		7.64%
Average equity to average assets	14.63%		15.01%		14.61%		14.97%
Net interest margin (tax equivalent)	4.41%		4.86%		4.40%		4.86%
Efficiency ratio (tax equivalent) (1)	64.96%		62.61%		63.95%		63.06%
Operating efficiency ratio (tax equivalent) (2)	60.78%		63.80%		61.90%		64.49%

	June 30,				December 31,
Period end	2015		2014		2014
Total assets	$8,518,019		$7,297,458		$8,578,846
Loans, net of unearned income	$5,611,897		$4,714,575		$5,445,378
Allowance for loan and lease losses	$69,257		$69,295		$69,569
Securities, including Federal Home Loan Bank stock	$1,926,248		$1,621,929		$2,131,622
Deposits	$7,044,373		$5,985,069		$6,924,722
Core deposits	$6,737,969		$5,735,047		$6,619,944
Shareholders' equity	$1,236,214		$1,092,151		$1,228,175
Nonperforming assets
Nonaccrual loans	$25,746		$30,613		$31,352
Other real estate owned ("OREO") and other personal property owned ("OPPO")	20,665		28,254		22,225
Total nonperforming assets	$46,411		$58,867		$53,577
Nonperforming loans to period-end loans	0.46%		0.65%		0.58%
Nonperforming assets to period-end assets	0.54%		0.81%		0.62%
Allowance for loan and lease losses to period-end loans	1.23%		1.47%		1.28%
Net loan charge-offs	$3,723	(3)	$7,198	(4)	$9,612	(5)

(1) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(2) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent).

(3) For the six months ended June 30, 2015.
(4) For the six months ended June 30, 2014.
(5) For the twelve months ended December 31, 2014.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,		December 31,
	2015		2014
Loan Portfolio Composition	(dollars in thousands)
Commercial business	$2,255,468	40.2%	$2,119,565	38.9%
Real estate:
One-to-four family residential	181,849	3.2%	175,571	3.2%
Commercial and multifamily residential	2,406,594	42.9%	2,363,541	43.5%
Total real estate	2,588,443	46.1%	2,539,112	46.7%
Real estate construction:
One-to-four family residential	127,311	2.3%	116,866	2.1%
Commercial and multifamily residential	129,302	2.3%	134,443	2.5%
Total real estate construction	256,613	4.6%	251,309	4.6%
Consumer	358,365	6.4%	364,182	6.7%
Purchased credit impaired	202,367	3.6%	230,584	4.2%
Subtotal loans	5,661,256	100.9%	5,504,752	101.1%
Less: Net unearned income	(49,359)	(0.9)%	(59,374)	(1.1)%
Loans, net of unearned income	5,611,897	100.0%	5,445,378	100.0%
Less: Allowance for loan and lease losses	(69,257)		(69,569)
Total loans, net	5,542,640		5,375,809
Loans held for sale	$4,220		$1,116

	June 30,		December 31,
	2015		2014
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$3,207,538	45.5%	$2,651,373	38.3%
Interest bearing demand	912,637	13.0%	1,304,258	18.8%
Money market	1,718,000	24.4%	1,760,331	25.4%
Savings	630,897	9.0%	615,721	8.9%
Certificates of deposit less than $100,000	268,897	3.8%	288,261	4.2%
Total core deposits	6,737,969	95.7%	6,619,944	95.6%

Certificates of deposit greater than $100,000	194,449	2.7%	202,014	2.9%
Certificates of deposit insured by CDARS®	18,357	0.3%	18,429	0.3%
Brokered money market accounts	93,061	1.3%	83,402	1.2%
Subtotal	7,043,836	100.0%	6,923,789	100.0%
Premium resulting from acquisition date fair value adjustment	537		933
Total deposits	$7,044,373		$6,924,722

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(dollars in thousands except per share)
Earnings
Net interest income	$81,010	$80,364	$78,764	$76,220	$75,124
Provision for loan and lease losses	$2,202	$1,209	$1,708	$980	$2,117
Noninterest income	$21,462	$22,767	$15,185	$15,930	$14,627
Noninterest expense	$68,471	$66,734	$64,154	$59,982	$57,764
Acquisition-related expense (included in noninterest expense)	$5,643	$2,974	$4,556	$3,238	$672
Net income	$21,946	$24,361	$18,920	$21,583	$21,227
Per Common Share
Earnings (basic)	$0.38	$0.42	$0.34	$0.41	$0.40
Earnings (diluted)	$0.38	$0.42	$0.34	$0.41	$0.40
Book value	$21.38	$21.53	$21.34	$20.78	$20.71
Averages
Total assets	$8,532,173	$8,505,776	$8,152,463	$7,337,306	$7,229,187
Interest-earning assets	$7,560,288	$7,529,040	$7,199,443	$6,451,660	$6,339,102
Loans	$5,542,489	$5,414,942	$5,168,761	$4,770,443	$4,646,356
Securities, including Federal Home Loan Bank stock	$1,976,959	$2,068,806	$1,918,690	$1,585,996	$1,645,993
Deposits	$6,978,472	$6,927,756	$6,759,259	$6,110,809	$5,968,881
Interest-bearing deposits	$3,753,101	$4,157,491	$4,174,459	$3,847,730	$3,807,710
Interest-bearing liabilities	$3,961,013	$4,395,502	$4,282,273	$3,889,233	$3,901,016
Noninterest-bearing deposits	$3,225,371	$2,770,265	$2,584,800	$2,263,079	$2,161,171
Shareholders' equity	$1,247,887	$1,240,853	$1,185,346	$1,099,512	$1,084,927
Financial Ratios
Return on average assets	1.03%	1.15%	0.93%	1.18%	1.17%
Return on average common equity	7.04%	7.86%	6.39%	7.86%	7.83%
Average equity to average assets	14.63%	14.59%	14.54%	14.99%	15.01%
Net interest margin (tax equivalent)	4.41%	4.39%	4.50%	4.85%	4.86%
Period end
Total assets	$8,518,019	$8,552,902	$8,578,846	$7,466,081	$7,297,458
Loans, net of unearned income	$5,611,897	$5,450,895	$5,445,378	$4,823,022	$4,714,575
Allowance for loan and lease losses	$69,257	$70,234	$69,569	$67,871	$69,295
Securities, including Federal Home Loan Bank stock	$1,926,248	$2,040,163	$2,131,622	$1,643,003	$1,621,929
Deposits	$7,044,373	$7,074,965	$6,924,722	$6,244,401	$5,985,069
Core deposits	$6,737,969	$6,771,755	$6,619,944	$5,990,118	$5,735,047
Shareholders' equity	$1,236,214	$1,244,443	$1,228,175	$1,096,211	$1,092,151
Nonperforming, assets
Nonaccrual loans	$25,746	$31,828	$31,352	$27,998	$30,613
OREO and OPPO	20,665	23,347	22,225	21,941	28,254
Total nonperforming assets	$46,411	$55,175	$53,577	$49,939	$58,867
Nonperforming loans to period-end loans	0.46%	0.58%	0.58%	0.58%	0.65%
Nonperforming assets to period-end assets	0.54%	0.65%	0.62%	0.67%	0.81%
Allowance for loan and lease losses to period-end loans	1.23%	1.29%	1.28%	1.41%	1.47%
Net loan charge-offs	$3,179	$544	$10	$2,404	$3,393

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Six Months Ended
Unaudited	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands except per share)
Interest Income
Loans	$71,744	$67,004	$142,566	$132,545
Taxable securities	7,260	6,382	14,786	13,134
Tax-exempt securities	3,010	2,671	6,052	5,289
Deposits in banks	26	30	53	44
Total interest income	82,040	76,087	163,457	151,012
Interest Expense
Deposits	740	729	1,488	1,481
Federal Home Loan Bank advances	154	115	313	229
Other borrowings	136	119	282	238
Total interest expense	1,030	963	2,083	1,948
Net Interest Income	81,010	75,124	161,374	149,064
Provision for loan and lease losses	2,202	2,117	3,411	4,039
Net interest income after provision for loan and lease losses	78,808	73,007	157,963	145,025
Noninterest Income
Service charges and other fees	15,874	13,790	30,743	26,726
Merchant services fees	2,340	2,040	4,380	3,910
Investment securities gains, net	343	296	1,064	519
Bank owned life insurance	1,206	976	2,284	1,941
Change in FDIC loss-sharing asset	(1,494)	(5,050)	(1,344)	(9,869)
Other	3,193	2,575	7,102	5,408
Total noninterest income	21,462	14,627	44,229	28,635
Noninterest Expense
Compensation and employee benefits	38,446	31,064	77,546	62,402
Occupancy	8,687	8,587	16,680	16,831
Merchant processing	1,079	998	2,056	1,978
Advertising and promotion	1,195	950	2,126	1,719
Data processing and communications	4,242	3,680	9,226	7,200
Legal and professional fees	2,847	2,303	5,354	4,472
Taxes, licenses and fees	1,427	1,051	2,659	2,231
Regulatory premiums	1,321	1,073	2,542	2,249
Net cost (benefit) of operation of other real estate	(563)	(97)	(1,809)	49
Amortization of intangibles	1,718	1,480	3,535	3,060
Other	8,072	6,675	15,290	12,959
Total noninterest expense	68,471	57,764	135,205	115,150
Income before income taxes	31,799	29,870	66,987	58,510
Provision for income taxes	9,853	8,643	20,680	17,439
Net Income	$21,946	$21,227	$46,307	$41,071
Earnings per common share
Basic	$0.38	$0.40	$0.80	$0.79
Diluted	$0.38	$0.40	$0.80	$0.77
Dividends paid per common share	$0.34	$0.24	$0.64	$0.36
Weighted average number of common shares outstanding	57,055	52,088	56,999	51,600
Weighted average number of diluted common shares outstanding	57,069	52,494	57,012	52,463

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			June 30,	December 31,
			2015	2014
			(in thousands)
ASSETS
Cash and due from banks			$172,139	$171,221
Interest-earning deposits with banks			5,564	16,949
Total cash and cash equivalents			177,703	188,170
Securities available for sale at fair value (amortized cost of $1,907,403 and $2,087,069, respectively)			1,914,445	2,098,257
Federal Home Loan Bank stock at cost			11,803	33,365
Loans held for sale			4,220	1,116
Loans, net of unearned income of ($49,359) and ($59,374), respectively			5,611,897	5,445,378
Less: allowance for loan and lease losses			69,257	69,569
Loans, net			5,542,640	5,375,809
FDIC loss-sharing asset			9,344	15,174
Interest receivable			27,483	27,802
Premises and equipment, net			170,380	172,090
Other real estate owned			20,617	22,190
Goodwill			382,537	382,537
Other intangible assets, net			26,924	30,459
Other assets			229,923	231,877
Total assets			$8,518,019	$8,578,846
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$3,207,538	$2,651,373
Interest-bearing			3,836,835	4,273,349
Total deposits			7,044,373	6,924,722
Federal Home Loan Bank advances			45,549	216,568
Securities sold under agreements to repurchase			92,230	105,080
Other borrowings			—	8,248
Other liabilities			99,653	96,053
Total liabilities			7,281,805	7,350,671
Commitments and contingent liabilities
	June 30,	December 31,
	2015	2014
Preferred stock (no par value)	(in thousands)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	115,000	63,033
Issued and outstanding	57,709	57,437	987,320	985,839
Retained earnings			243,888	234,498
Accumulated other comprehensive income			2,789	5,621
Total shareholders' equity			1,236,214	1,228,175
Total liabilities and shareholders' equity			$8,518,019	$8,578,846

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended June 30,			Three Months Ended June 30,
	2015			2014 (1)
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(3)	$5,542,489	$72,410	5.23%	$4,646,356	$67,429	5.80%
Taxable securities	1,516,740	7,260	1.91%	1,281,753	6,382	1.99%
Tax exempt securities (3)	460,219	4,632	4.03%	364,240	4,192	4.60%
Interest-earning deposits with banks	40,840	26	0.25%	46,753	30	0.26%
Total interest-earning assets	7,560,288	$84,328	4.46%	6,339,102	$78,033	4.92%
Other earning assets	148,573			130,462
Noninterest-earning assets	823,312			759,623
Total assets	$8,532,173			$7,229,187
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$489,984	$236	0.19%	$480,459	$325	0.27%
Savings accounts	626,930	17	0.01%	527,370	14	0.01%
Interest-bearing demand	883,366	155	0.07%	1,187,274	115	0.04%
Money market accounts	1,752,821	332	0.08%	1,612,607	275	0.07%
Total interest-bearing deposits	3,753,101	740	0.08%	3,807,710	729	0.08%
Federal Home Loan Bank advances	121,828	154	0.51%	68,306	115	0.67%
Other borrowings	86,084	136	0.63%	25,000	119	1.90%
Total interest-bearing liabilities	3,961,013	$1,030	0.10%	3,901,016	$963	0.10%
Noninterest-bearing deposits	3,225,371			2,161,171
Other noninterest-bearing liabilities	97,902			82,073
Shareholders’ equity	1,247,887			1,084,927
Total liabilities & shareholders’ equity	$8,532,173			$7,229,187
Net interest income (tax equivalent)		$83,298			$77,070
Net interest margin (tax equivalent)			4.41%			4.86%

(1)	Adjusted to conform to the current period presentation. The adjustment was limited to including amounts historically disclosed as “Covered loans” in “Loans, net”.

(2)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.5 million and $1.2 million for the three months ended June 30, 2015 and 2014, respectively. The incremental accretion on acquired loans was $7.3 million and $11.3 million for the three months ended June 30, 2015 and 2014, respectively.

(3)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $666 thousand and $425 thousand for the three months ended June 30, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.6 million and $1.5 million for the three months ended June 30, 2015 and 2014, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Six Months Ended June 30,			Six Months Ended June 30,
	2015			2014 (1)
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(3)	$5,479,067	$143,897	5.25%	$4,592,033	$133,327	5.81%
Taxable securities	1,562,776	14,787	1.89%	1,305,584	13,134	2.01%
Tax exempt securities (3)	459,853	9,311	4.05%	358,497	8,301	4.63%
Interest-earning deposits with banks	43,054	53	0.25%	36,043	44	0.24%
Total interest-earning assets	7,544,750	$168,048	4.45%	6,292,157	$154,806	4.92%
Other earning assets	147,321			128,703
Noninterest-earning assets	826,976			765,849
Total assets	$8,519,047			$7,186,709
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$496,101	$476	0.19%	$491,731	$687	0.28%
Savings accounts	626,036	36	0.01%	520,678	28	0.01%
Interest-bearing demand	1,047,844	293	0.06%	1,178,042	223	0.04%
Money market accounts	1,784,198	683	0.08%	1,599,686	543	0.07%
Total interest-bearing deposits	3,954,179	1,488	0.08%	3,790,137	1,481	0.08%
Federal Home Loan Bank advances	125,812	313	0.50%	69,491	229	0.66%
Other borrowings	97,066	282	0.58%	25,000	238	1.90%
Total interest-bearing liabilities	4,177,057	$2,083	0.10%	3,884,628	$1,948	0.10%
Noninterest-bearing deposits	2,999,075			2,145,407
Other noninterest-bearing liabilities	98,526			80,485
Shareholders’ equity	1,244,389			1,076,189
Total liabilities & shareholders’ equity	$8,519,047			$7,186,709
Net interest income (tax equivalent)		$165,965			$152,858
Net interest margin (tax equivalent)			4.40%			4.86%

(1)
Adjusted to conform to the current period presentation. The adjustment was limited to including historically disclosed “covered loans” amounts into the respective row for loans, net as covered loans are no longer disclosed separately in the consolidated balance sheets or statements of income.

(2)
Nonaccrual loans have been included in the table as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $2.6 million and $2.1 million for the six months ended June 30, 2015 and 2014, respectively. The incremental accretion on certain loans was $14.8 million and $23.6 million for the six months ended June 30, 2015 and 2014, respectively.

(3)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.3 million and $782 thousand for the six months ended June 30, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.3 million and $3.0 million for the six months ended June 30, 2015 and 2014, respectively.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$83,298	$77,070	$165,965	$152,858
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC purchased credit impaired loans	(2,367)	(5,734)	(4,814)	(12,223)
Incremental accretion income on other FDIC acquired loans	(15)	(95)	(132)	(299)
Incremental accretion income on other acquired loans	(4,889)	(5,481)	(9,823)	(11,096)
Premium amortization on acquired securities	2,706	1,554	5,567	3,179
Interest reversals on nonaccrual loans	156	392	806	680
Operating net interest income (tax equivalent) (1)	$78,889	$67,706	$157,569	$133,099
Average interest earning assets	$7,560,288	$6,339,102	$7,544,750	$6,292,157
Net interest margin (tax equivalent) (1)	4.41%	4.86%	4.40%	4.86%
Operating net interest margin (tax equivalent) (1)	4.17%	4.27%	4.18%	4.23%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$68,471	$57,764	$135,205	$115,150
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(5,643)	(672)	(8,617)	(1,638)
Net benefit of operation of OREO and OPPO	561	117	1,802	95
FDIC clawback liability expense	30	103	7	(101)
Loss on asset disposals	(10)	(431)	(106)	(450)
State of Washington Business and Occupation ("B&O") taxes	(1,327)	(972)	(2,456)	(2,047)
Operating noninterest expense (numerator B)	$62,082	$55,909	$125,835	$111,009

Net interest income (tax equivalent) (1)	$83,298	$77,070	$165,965	$152,858
Noninterest income	21,462	14,627	44,229	28,635
Bank owned life insurance tax equivalent adjustment	649	556	1,230	1,105
Total revenue (tax equivalent) (denominator A)	$105,409	$92,253	$211,424	$182,598

Operating net interest income (tax equivalent) (1)	$78,889	$67,706	$157,569	$133,099
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	(343)	(296)	(1,064)	(519)
Gain on asset disposals	(5)	(18)	(5)	(50)
Change in FDIC loss-sharing asset	1,494	5,050	1,344	9,869
Operating noninterest income (tax equivalent)	23,257	19,919	45,734	39,040
Total operating revenue (tax equivalent) (denominator B)	$102,146	$87,625	$203,303	$172,139
Efficiency ratio (tax equivalent) (numerator A/denominator A)	64.96%	62.61%	63.95%	63.06%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	60.78%	63.80%	61.90%	64.49%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $2.3 million and $1.9 million for the three months ended June 30, 2015 and 2014, respectively, and an addition to net interest income of $4.6 million and $3.8 million for the six months ended June 30, 2015 and 2014, respectively.

Non-GAAP Financial Measures - Continued
The Company considers its ratio of allowance for loan and lease losses to period-end loans, excluding acquired loans to be an important measurement because it more closely reflects the ongoing allowance coverage and provides a ratio that is more comparable to other bank holding companies that have not had similar acquisitions. Despite the importance of this ratio to the Company, there are no standardized definitions for it and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the allowance for loan and lease losses to period-end loans, excluding acquired loans:

	June 30,	March 31,	December 31,
	2015	2015	2014
	(dollars in thousands)
Allowance for loan and lease losses (numerator A)	$69,257	$70,234	$69,569
Less: Allowance for loan and lease losses attributable to acquired loans	(20,941)	(24,100)	(23,212)
Equals: Allowance for loan and lease losses, excluding acquired loans (numerator B)	$48,316	46,134	46,357

Loans, net of unearned income (denominator A)	$5,611,897	$5,450,895	$5,445,378
Less: acquired loans, net	(1,481,817)	(1,519,334)	(1,615,496)
Equals: Loans, excluding acquired loans, net of unearned income (denominator B)	$4,130,080	$3,931,561	$3,829,882

Allowance for loan and lease losses to period-end loans (numerator A/denominator A)	1.23%	1.29%	1.28%
Allowance for loan and lease losses to period-end loans, excluding acquired loans (numerator B/denominator B)	1.17%	1.17%	1.21%